Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

PowerUp Acquisition Corp. (ROC #371384) (the "**Company**")

TAKE NOTICE that at an extraordinary general meeting of the Company dated 22 May 2024, the following special resolution was passed:

Resolution No. 1

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.7 and Article 49.8 in their entirety and the insertion of the following language in its place:

"49.7 In the event that the Company does not consummate a Business Combination by February 17, 2025, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a) cease all operations except for the purpose of winding up;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members' rights as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law."

"49.8 In the event that any amendment is made to the Articles:

(a) to modify the substance or timing of the Company's obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination by February 17, 2025, or such later time as the Members may approve in accordance with the Articles; or

(b) with respect to any other provision relating to Members' rights or pre-Business Combination activity,

www.verify.gov.ky File#: 371384
Filed: 22-May-2024 16:52 EST
Auth Code: H61519170853

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company's ability to provide such redemption in this Article is subject to the Redemption Limitation."

Resolution No. 2

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.2(b), Article 49.4, and Article 49.5, in their entirety and the insertion of the following language in its place:

"49.2(b) Provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

"49.4 At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination."

"49.5 Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days' prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the "IPO Redemption"), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the

Filed: 22-May-2024 16:52 EST
www.verify.gov.ky File#: 371384
Auth Code: H61519170853

consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the "Redemption Price"), but only in the event that the applicable proposed Business Combination is approved and consummated."

Margo Richardson
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 22nd day of May 2024

GENERAL REGISTRY
CAYMAN ISLANDS
Filed: 22-May-2024 16:52 EST
Auth Code: H61519170853

www.verify.gov.ky File#: 371384